Exhibit 99.3

COMBINED FINANCIAL STATEMENTS

Marea Therapeutics, Inc. and M2 Therapeutics, Inc.

Years Ended December 31, 2025 and 2024

With Report of Independent Auditors

Report of Independent Auditors

To the Stockholders and the Board of Directors

Lisata Therapeutics, Inc.

Opinion

We have audited the combined financial statements of Marea Therapeutics, Inc. and M2 Therapeutics, Inc. (together, “the Company”), which comprise the combined balance sheets as of December 31, 2025 and 2024, and the related combined statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net stockholders’ deficit and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

San Mateo, California

November 12, 2026

Marea Therapeutics, Inc. and M2 Therapeutics, Inc.

Combined Balance Sheets

(in thousands, except share and par value amounts)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$75,278	$31,610
Prepaid expenses and other current assets	3,039	1,957
Total current assets	78,317	33,567
Property and equipment, net	183	15
Operating lease right-of-use asset	2,424	—
Other assets	919	1,505
Restricted cash	75	—
Total assets	$81,918	$35,087
Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$6,772	$3,289
Accrued compensation	2,893	1,363
Accrued expenses and other current liabilities	2,433	518
Current portion of operating lease liability	855	—
Total current liabilities	12,953	5,170
Non-current liabilities:
Operating lease liability, less current portion	1,768	—
Research and development tax incentive	1,914	436
Total liabilities	16,635	5,606
Commitments and Contingencies (Note 7)
Convertible preferred stock:
Marea Series A convertible preferred stock, par value $0.000001; 38,932,636 shares authorized, issued and outstanding as of December 31, 2025 and 2024; aggregate liquidation preference of $38,933 at December 31, 2025 and 2024	30,319	30,319
Marea Series B convertible preferred stock, par value $0.000001; 110,633,536 shares authorized; 110,633,536 and 45,116,295 shares issued and outstanding as of December 31, 2025 and 2024, respectively; aggregate liquidation preference of $160,419 and $65,419 at December 31, 2025 and 2024, respectively	159,923	64,937
M2 Series 1 convertible preferred stock, par value $0.000001; 149,566,172 shares authorized, issued and outstanding as of December 31, 2025; aggregate liquidation preference of $16,632 at December 31, 2025	—	—
Stockholders’ deficit
Marea common stock, par value $0.000001; 200,000,000 shares authorized and 21,710,389 issued and outstanding as of December 31, 2025; 189,000,000 shares authorized and 21,634,716 issued and outstanding as of December 31, 2024; 2,866,355 and 5,756,802 shares subject to repurchase as of December 31, 2025 and 2024, respectively	—	—
M2 Common stock, par value $0.000001; 200,000,000 shares authorized and 43,313,016 issued and outstanding as of December 31, 2025; 21,345,869 shares subject to repurchase as of December 31, 2025	—	—
Additional paid-in capital	16,434	12,979
Accumulated other comprehensive loss	(103)	(86)
Accumulated deficit	(141,290)	(78,668)
Total stockholders’ deficit	(124,959)	(65,775)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$81,918	$35,087

See accompanying notes to the combined financial statements.

Marea Therapeutics, Inc. and M2 Therapeutics, Inc.

Combined Statements of Operations and Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2025	2024
Operating expenses:
Research and development	$54,264	$29,531
General and administrative	11,839	5,264
Total operating expenses	66,103	34,795
Loss from operations	(66,103)	(34,795)

Other income (expense), net:
Interest income	3,608	1,541
Interest and other expense	(127)	(347)
Change in fair value of derivative liabilities	—	(10,325)
Other income (expense), net	3,481	(9,131)
Net loss	(62,622)	(43,926)
Other comprehensive loss:
Foreign currency translation loss	(17)	(64)
Total comprehensive loss	$(62,639)	$(43,990)

See accompanying notes to the combined financial statements.

Marea Therapeutics, Inc. and M2 Therapeutics, Inc.

Combined Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

												Accumulated
	Convertible Preferred Stock										Additional	Other		Total
	Marea Series A		Marea Series B		M2 Series 1		Common Stock				Paid-In	Comprehensive	Accumulated	Stockholders’
							Marea		M2		Capital	Loss	Deficit	Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2023	31,417,532	$23,856	—	$—	—	$—	21,668,571	$—	—	$—	$8,073	$(22)	$(34,742)	$(26,691)
Issuance of Series A Convertible Preferred Stock on acquisition of in-process R&D assets	7,515,104	6,463	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series B Convertible Preferred Stock upon conversion of convertible notes	—	—	10,633,537	15,466	—	—	—	—	—	—	3,862	—	—	3,862
Issuance of Series B Convertible Preferred Stock for cash, net of issuance costs of $529	—	—	34,482,758	49,471	—	—	—	—	—	—	—	—	—	—
Issuance of restricted stock	—	—	—	—	—	—	87,500	—	—	—	—	—	—	—
Vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	3	—	—	3
Repurchase of unvested restricted stock	—	—	—	—	—	—	(121,355)	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	1,041	—	—	1,041
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(43,926)	(43,926)
Foreign currency translation loss	—	—	—	—	—	—	—	—	—	—	—	(64)	—	(64)
Balance at December 31, 2024	38,932,636	$30,319	45,116,295	$64,937	—	$—	21,634,716	$—	—	$—	$12,979	$(86)	$(78,668)	$(65,775)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	581,260	—	—	—	163	—	—	163
Issuance of Series B convertible preferred stock, net of issuance cost of $14	—	—	65,517,241	94,986	—	—	—	—	—	—	—	—	—	—
Vesting of restricted stock	—	—	—	—	—	—	—	—	—	—	2	—	—	2
Repurchase of unvested restricted stock	—	—	—	—	—	—	(505,587)	—	—	—	(2)	—	—	(2)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	3,292	—	—	3,292
Issuance of M2 common stock in the distribution	—	—	—	—	—	—	—	—	14,067,104	—	—	—	—	—
Issuance of M2 restricted stock in the distribution	—	—	—	—	—	—	—	—	7,992,050	—	—	—	—	—
Issuance of M2 restricted stock awards in the distribution	—	—	—	—	—	—	—	—	21,253,862	—	—	—	—	—
Issuance of M2 Series 1 Convertible Preferred Stock in the distribution	—	—	—	—	149,566,172	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(62,622)	(62,622)
Foreign currency translation loss	—	—	—	—	—	—	—	—	—	—	—	(17)	—	(17)
Balance at December 31, 2025	38,932,636	$30,319	110,633,536	$159,923	149,566,172	$—	21,710,389	$—	43,313,016	$—	$16,434	$(103)	$(141,290)	$(124,959)

See accompanying notes to the combined financial statements.

Marea Therapeutics, Inc. and M2 Therapeutics, Inc.

Combined Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2025	2024

Cash flows from operating activities:
Net loss	$(62,622)	$(43,926)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	26	5
Non-cash lease expense	449	—
Interest expense	—	437
Stock based compensation expense	3,292	1,041
Change in fair value of derivative liability	—	10,325
Changes in operating assets and liabilities:
Prepaids and other current assets	(1,080)	422
Other non-current assets	585	(755)
Accounts payable	3,484	(580)
Accrued compensation	1,529	979
Accrued expenses and other current liabilities	1,917	317
Operating lease liability	(250)	—
Research and development tax incentive reserve	1,478	436
Net cash used in operating activities	(51,192)	(31,299)
Cash flows from investing activities:
Purchase of property and equipment	(195)	—
Net cash used in investing activities	(195)	—
Cash flows from financing activities:
Proceeds from convertible notes	—	10,000
Proceeds from exercise of stock options	163	—
Proceeds from issuance of Series B preferred stock, net of issuance costs	94,986	49,471
Repurchase of unvested restricted common stock	(2)	—
Net cash provided by financing activities	95,147	59,471

Net increase in cash, cash equivalents and restricted cash	43,760	28,172
Cash, cash equivalents and restricted cash at beginning of the year	31,610	3,502
Effect of exchange rate on cash, cash equivalents and restricted cash	(17)	(64)
Cash, cash equivalents and restricted cash at end of the year	$75,353	$31,610

Supplemental disclosure of investing and financing activities:
Operating cash outflow from operating leases	$423	$—
Operating lease liability arising from obtaining operating lease right-of-use asset	$2,873	$—
Conversion of convertible notes and accrued interest into Series B Convertible Preferred Stock	$—	$15,466
Issuance of Series A Convertible Preferred Stock in exchange for in-process R&D assets	$—	$6,463
Vesting of restricted common stock subject to repurchase	$2	$3

See accompanying notes to the combined financial statements.

Marea Therapeutics, Inc. and M2 Therapeutics, Inc.

Notes to the Combined Financial Statements

December 31, 2025

1.	Organization

Description of Business

Marea Therapeutics, Inc. (“Marea”) is a clinical-stage biotechnology company focused on pioneering novel therapeutics to address important and genetically-validated drivers of cardioendocrine diseases. Marea’s product candidates have the potential to complement existing therapies, which primarily focus on managing symptoms with few approved treatment approaches that target the underlying biology of cardioendocrine diseases. Marea’s most advanced clinical program, MAR001, is a potential first-in-class monoclonal antibody that targets ANGPTL4, a protein that is highly expressed in adipose tissue. By inhibiting ANGPTL4 and thereby augmenting lipoprotein lipase (LPL) activity, MAR001 is designed to lower triglycerides and improve adipose tissue function.  MAR001 is being developed for the treatment of severe hypertriglyceridemia (sHTG), a condition characterized by very high triglyceride levels. Marea’s second clinical program, MAR002, is a potential first-in-class anti-growth hormone receptor (GHR) antibody being developed for acromegaly. Acromegaly is a life-shortening disease where much of the morbidity is caused by insulin resistance, lipotoxicity and cardiovascular events. Current therapies for acromegaly are associated with suboptimal disease control. It is estimated there are more than 30,000 patients with acromegaly in the U.S. MAR002 is currently being evaluated in a first-in-human (FIH), randomized, blinded, parallel-group, placebo-controlled single ascending dose (SAD) study in healthy men. Marea believes its products, if successfully developed, have the potential to serve as transformative treatment options for significant patient populations living with cardiometabolic and endocrine diseases.

Marea was incorporated in Delaware in December 2021, under the name Metabolic Flux New Co, Inc. and changed its name to Marea Therapeutics, Inc. in February 2023. Marea has a wholly-owned subsidiary, Marea Therapeutics Pty Ltd, or Marea Australia, registered in Australia in April 2023.

Spin-off of M2 Therapeutics, LLC

In November 2025, Marea completed a corporate reorganization to separate its MAR002 program, an anti-growth hormone receptor antibody being developed for the treatment of acromegaly, from Marea’s lead MAR001 cardiometabolic program. Management undertook the separation to permit distinct strategic focus, tailored capital allocation, and program-specific investor alignment for the two therapeutic areas.

On November 19, 2025, Marea formed M2 Therapeutics, LLC (“M2 LLC”) as a wholly owned Delaware limited liability company. Effective the same date, and pursuant to an Asset Contribution Agreement, Marea contributed all of its right, title, and interest in the MAR002 program and related intellectual property (the “Contributed Assets”) to M2 LLC in exchange for 100% of M2 LLC’s membership interests. No cash consideration was exchanged, and Marea retained no continuing funding obligation or reversionary interest in the Contributed Assets.

On November 24, 2025, Marea declared and effected a pro rata distribution of all of M2 LLC’s equity interests to Marea’s stockholders of record as of that date (the “Distribution”), distributing one M2 LLC common unit for each outstanding share of Marea’s common stock and one M2 LLC preferred unit for each share of common stock issuable on an as-converted basis in respect of Marea’s outstanding Series A and Series B convertible preferred stock. The Distribution became effective on November 24, 2025. Following the Distribution, Marea holds no direct equity interest in, and no voting rights with respect to, M2 LLC. M2 LLC subsequently converted from a Delaware limited liability company into a Delaware corporation, M2 Therapeutics, Inc. (“M2”), on November 25, 2025.

In connection with the reorganization, Marea and M2 entered into a Transition Services Agreement (the “TSA”) under which Marea provides administrative, research, and development support to M2. Because M2 has no employees of its own, all services in support of the MAR002 program are provided through the TSA.

In September 2026, Marea and M2 were recombined (see Note 16). Additionally, see Note 2 for discussion of the presentation of the financial statements of Marea and M2 on a combined basis. Marea and M2 are collectively referred to as “the Company”.

Liquidity and Going Concern

Marea has historically financed its operations through issuances of convertible notes and convertible preferred stock. In July 2023, Marea closed its Series A Convertible Preferred Stock financing and issued 31.4 million shares of Series A Convertible Preferred Stock in exchange for the conversion of $31.4 million of outstanding convertible notes plus accrued interest. In June 2024, Marea closed its Series B Convertible Preferred Stock financing for $160.0 million, which was divided into two tranches. The initial tranche was completed in June 2024 for net proceeds of $64.9 million, of which $49.5 million was received in cash, net of issuance costs, and $15.4 million of Series B Convertible Preferred Stock was issued on conversion of $15.4 million of outstanding convertible notes plus accrued interest. In February 2025, Marea completed the second tranche and issued 65,517,241 shares of Series B Convertible Preferred Stock for net cash proceeds of $95.0 million. On August 17, 2026, Marea and M2 entered into a Simple Agreement for Future Equity (“SAFE”) with existing investors, pursuant to which Marea and M2 received total proceeds of $65.0 million on September 7, 2026.

The Company has incurred significant operating losses and has had negative cash flows from operations since inception. During the years ended December 31, 2025 and 2024, respectively, the Company incurred net losses of $62.6 million and $43.9 million. As of December 31, 2025, the Company had an accumulated deficit of $141.3 million and a cash and cash equivalents balance of $75.3 million. The Company expects to incur additional losses for the foreseeable future as it conducts research and development. These conditions have raised substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are available to be issued.

The Company follows the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 205-40, Presentation of Financial Statements—Going Concern, which requires management to assess the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued. The Company expects its existing cash and cash equivalents as of December 31, 2025, together with the proceeds from the SAFE, will not enable the Company to fund its operating expenses and capital expenditure requirements for more than one year from the date these combined financial statements are available to be issued, and therefore management has concluded that substantial doubt exists about the Company’s ability to continue as a going concern.

On September 17, 2026, the Company was acquired by Lisata Therapeutics, Inc. (the “Parent” or “Lisata”). Management’s plans to mitigate this risk include raising additional capital through equity or debt financings, through strategic transactions, and through cash contributions from the Parent following the acquisition (see Note 16). Management’s plans may also include the deferral of certain operating expenses unless and until additional capital is received. However, there can be no assurance that the Company will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to the Company, or that the Company will be successful in deferring certain operating expenses. If the Company is unable to raise sufficient additional capital or defer sufficient operating expenses, the Company may be compelled to reduce the scope of its operations, delay or discontinue certain activities, including planned research and development activities, hiring plans, manufacturing activities and commercial preparation efforts. The combined financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the continuity of operations, the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The combined financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

As of the date of the issuance of the combined financial statements for the year ended December 31, 2025, the Company has not received a cash contribution from the Parent, nor has the Parent provided a commitment to support the Company’s activities. As a result, substantial doubts about the Company’s ability to continue as a going concern have not been alleviated.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements include the consolidated financial statements of Marea Therapeutics, Inc. and its wholly owned subsidiary Marea Australia, together with the accounts of “M2”. As of December 31, 2025, Marea and M2 were under common management and ownership, and the entities were recombined on September 11, 2026 prior to the acquisition by Lisata (see Note 16). As a result, the accompanying financial statements are presented on a combined basis. Marea consolidates its wholly owned subsidiary, Marea Australia, because it holds 100% equity interest in the entity. Marea does not hold any equity interest in M2, and M2 is not a variable interest entity of Marea as of December 31, 2025. Accordingly, M2 is combined with, but not consolidated into, Marea.

All intercompany balances and transactions between Marea, Marea Australia, and M2 have been eliminated in consolidation and combination. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s combined financial statements as of December 31, 2025 and 2024, and for the years then ended.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. As of December 31, 2024, accrued compensation of $1.4 million and accrued expense and other current liabilities of $0.5 million are presented as separate line items under current liabilities.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. The functional currency of Marea Australia is its local currency, the Australian dollar. All accounts of the Australia entity are translated into U.S. dollar equivalents at exchange rates as follows: (i) asset and liability accounts at period-end rates, (ii) income statement accounts at weighted-average exchange rates for the period, and (iii) stockholders’ deficit accounts at historical exchange rates. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in the combined balance sheet.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses in the combined financial statements and accompanying notes. These estimates form the basis for judgments the Company makes about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations.

Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the accrual of research and development expenses, the fair value of derivative liabilities, the fair value of convertible notes, uncertain tax positions, the incremental borrowing rate used in determining the value of our right-of-use asset and lease liability, the valuation of deferred tax assets and the fair value of equity awards granted by the Company and its subsidiaries.

In addition, management’s assessment of the Company’s ability to continue as a going concern involves an estimation of the amount and timing of future cash inflows and outflows. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities as of the date of the combined financial statements and the reported amounts of expenses during the reporting period, that are not readily apparent from other sources. Estimates and assumptions are periodically reviewed considering changes in circumstances, facts, or experience. Changes in estimates and assumptions are reflected in reported results in the period in which they become known.

Concentration of Credit Risks and Other Risks and Uncertainties

The Company is exposed to credit risk in the event of default by the financial institutions holding its cash and cash equivalents to the extent recorded in the balance sheet. Financial instruments, which potentially subject the Company to a concentration of credit risk, consist primarily of cash and cash equivalents. The Company invests its cash equivalents in money market funds. Cash and cash equivalents may be held in financial institutions in amounts that exceed federally insured limits, and the Company has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company is subject to all of the risks inherent in an early-stage biotechnology company. These risks include, but are not limited to, limited management resources, intense competition, dependence on third party research organizations to conduct research and development activities in its programs, and dependence upon the availability of cash to sustain operations. MAR001, MAR002, and any future product candidates the Company may develop will require extensive non-clinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and extensive compliance reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with original maturities of 90 days or less from the date of purchase to be cash equivalents. Cash equivalents consist primarily of amounts invested in money market funds and are stated at fair value. Cash consists of deposits held at financial institutions and are stated at fair value.

Restricted cash consists of funds held or designated to satisfy the requirements of certain agreements that are restricted in their use. As of December 31, 2025, the Company’s restricted cash consisted of cash deposits required to support the Company’s corporate credit cards. The Company determines current or non-current classification of restricted cash on the combined balance sheets based on the expected duration of the restriction. The Company’s restricted cash totaled $75 thousand and zero at December 31, 2025, and 2024, respectively.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the combined balance sheets that sum to the total of the same such amounts shown in the combined statements of cash flows:

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$75,278	$31,610
Restricted cash	75	—
Total cash, cash equivalents, and restricted cash	$75,353	$31,610

Property and Equipment, Net

Property and equipment are recorded at cost, less accumulated depreciation. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of the respective assets, as follows:

Laboratory equipment	5 years

Depreciation begins at the time the asset is placed in service. Maintenance and repairs are charged to expense as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation is removed from the balance sheet and the resulting gain or loss is reflected within loss from operations in the statement of operations and comprehensive loss.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of these assets is measured by comparing the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. There have been no impairments of the Company’s long-lived assets during the years ended December 31, 2025 and 2024.

IPR&D Asset acquisitions

Costs incurred to acquire in-process research and development assets, (“IPR&D”), with no alternative future use is charged to research and development expense at the acquisition date.

Leases

Operating leases primarily include lease arrangements for the Company’s corporate headquarters and laboratory facilities. At inception of a contract, the Company determines whether an arrangement is or contains a lease. For each lease, the Company determines the classification as either an operating lease or a financing lease. Lease recognition occurs at the lease commencement date and lease liability amounts are determined based on the present value of lease payments over the lease term. The lease term may include options to extend or terminate the lease only when it is reasonably certain that the Company will exercise that option.

The Company elected to apply the practical expedient of combining lease and non-lease components for the real estate lease asset class. Fixed lease payments on operating leases are recognized as lease expense over the expected term of the lease on a straight-line basis. Variable lease expenses that are not considered fixed are recognized as incurred.

For all operating leases with a term greater than 12 months, the Company recognizes a right-of-use asset and a lease liability at the lease commencement date based on the estimated present value of future minimum lease payments, which includes certain lease and non-lease components, over the lease term. Operating lease right-of-use assets and operating lease liabilities are disclosed separately on the combined balance sheets.

As of December 31, 2025 and 2024 the Company did not have any finance leases.

Payroll Tax Credits

The Company has generated research and development tax credits under the provisions of the Internal Revenue Code and, as a qualified small business, is eligible to utilize a portion of these credits against the employer portion of payroll tax expense. The Company has adopted a policy to account for such government assistance as a receivable when it is concluded that there is reasonable assurance that the Company will comply with the conditions associated with the credit and will receive the credit. The Company will offset payroll tax expense against the receivable in future periods. Amounts recognized that have not been collected from the government are recorded as other assets on the Company’s balance sheet.

Derivative liabilities

Marea issued Convertible Notes in 2024 and prior years that contained certain embedded redemption features that are not clearly and closely related to the debt host instruments. These features are bifurcated from the host instruments and recorded as derivative liabilities, at fair value, on the date of issuance in accordance with Accounting Standards Codification (“ASC”) 815-15, Derivatives and Hedging—Embedded Derivatives. The derivative liabilities are re-measured to fair value each reporting period until settlement or extinguishment, with changes in the fair value recorded as a change in fair value of derivative liabilities in the combined statement of operations.

Convertible Preferred Stock

The Company has classified convertible preferred stock as temporary equity and has excluded it from stockholders’ deficit in the accompanying and combined balance sheet because it could become redeemable due to certain change in control clauses that are outside of the Company’s control. The convertible preferred stock is not redeemable, except in the event of a deemed liquidation (see Note 9). The carrying values of the convertible preferred stock are adjusted to their liquidation preferences, if and when it becomes probable that such a liquidation event will occur. The Company did not accrete the value of the convertible preferred stock to the redemption values since a future change in control event was not considered probable as of December 31, 2025 and 2024. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only when it becomes probable that such liquidation events will occur, causing the shares to become redeemable.

The Company also evaluates the features of its convertible preferred stock to determine if the features require bifurcation from the underlying shares by evaluating if they are clearly and closely related to the underlying shares and if they do, or do not, meet the definition of a derivative.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development expenses consist primarily of employee-related costs, including salaries, benefits and stock-based compensation for employees engaged in research and development activities, costs related to clinical trials, research activities, preclinical studies, production of preclinical and clinical materials, contract manufacturing, consulting fees, costs related to laboratory operations and fees paid to other entities that conduct certain research and development activities on the Company’s behalf, and allocated overhead costs including facility-related expenses. Payments made prior to the receipt of goods and services to be used in research and development are deferred and recognized as expense in the period in which the related goods are received or services are rendered.

The Company has entered into various agreements with outsourced clinical research organizations and contract manufacturing and development vendors. The Company estimates research and development expenses as of each balance sheet date based on facts and circumstances known at that time. The Company periodically confirms the accuracy of its estimates with internal management personnel and external service providers, and makes adjustments, if necessary. Research and development accruals are estimated based on the level of services performed, progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development services provided, but not yet invoiced, are included in accrued expenses on the balance sheet. If the actual timing of the performance of services or the level of effort varies from the original estimates, the Company adjusts the accrual accordingly. Payments made under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered.

Stock-Based Compensation

Stock-based compensation expense relates to stock options, restricted common stock, and restricted stock awards granted to employees and non-employees, and is recognized based on the awards’ fair value using the straight-line attribution method or, for performance-based awards, the accelerated attribution method, over the requisite service period. The grant date fair value of stock options and restricted stock awards is determined using the Black-Scholes option pricing model. The grant date fair value of restricted common stock is determined using the estimated fair value of the Company’s common stock on such date.

The fair value of the Company’s common stock is determined by the Company’s Board of Directors with the assistance of management and an independent third-party valuation specialist. The valuation methodologies used to determine the fair value of the Company’s common stock utilize certain assumptions including probability weighting of events, volatility, time to liquidation, a risk-free interest rate and an assumption for a discount for lack of marketability. In determining the fair value of the Company’s common stock, the methodologies used to estimate the enterprise value of the Company were performed using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Technical Practice Aid, “Valuation of Privately Held Company Equity Securities Issued as Compensation” to estimate the fair value of its common stock. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the prices at which the Company sold shares of convertible preferred stock, the superior rights and preferences of the convertible preferred stock senior to the Company’s common stock at the time, and a probability analysis of various liquidity events, such as a public offering or sale of the Company, under differing scenarios. Changes to the key assumptions used in the valuations could result in different fair values of common stock at each valuation date.

For stock-based awards with service conditions only, the Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period, which is generally the vesting term of the award. For stock-based awards with vesting criteria subject to the achievement of performance-based conditions, in addition to service conditions, the Company recognizes stock-based compensation expense on an accelerated basis over the vesting period when achievement of the performance criteria becomes probable.

Stock-based compensation expense is recorded within research and development and general and administrative expenses in the accompanying statements of operations and comprehensive loss based on the function to which the related services are provided. The Company recognizes stock-based compensation expense based on the straight-line or accelerated attribution method. Forfeitures are accounted for as they occur.

Fair Value of Financial Instruments

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which to transact and the market-based risk. The carrying values of the Company’s financial instruments, which include cash and cash equivalents, restricted cash, accounts payable and accrued expenses, approximate their fair values due to their relatively short maturities.

Income taxes

The Company utilizes the asset and liability approach to account for income taxes. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. Deferred tax assets and liabilities are determined based upon the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes uncertain tax positions taken or expected to be taken on a tax return. Tax positions are initially recognized when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and relevant facts.

The Company’s policy is to include penalties and interest expense related to income taxes as a component of income tax expense, as necessary.

Comprehensive Loss

Comprehensive loss includes net loss and other comprehensive income (loss), which consist of gains or losses on foreign currency translation. Total accumulated other comprehensive income (loss) is displayed as a separate component on the combined statements of convertible preferred stock and stockholders’ deficit and the combined balance sheet.

Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which is intended to enhance the transparency, decision usefulness and effectiveness of income tax disclosures. The amendments in this ASU require an entity to disclose a tabular tax rate reconciliation, using both percentages and currency, with specific categories. An entity is also required to provide a qualitative description of the states and local jurisdictions that make up the majority of the effect of the state and local income tax category and the net amount of income taxes paid, disaggregated by federal, state and foreign taxes and also disaggregated by individual jurisdictions. The amendments also remove certain disclosures that are no longer considered cost beneficial. The amendments are effective prospectively for public entities for annual periods beginning after December 15, 2024 and for entities other than public entities for annual periods beginning after December 15, 2025. Early adoption and retrospective application are permitted. Although the ASU only modifies the Company’s required income tax disclosures, the Company is currently evaluating the impact of adopting this guidance on its financial statements.

3.	Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the combined balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3—Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

On a recurring basis, the Company measures certain financial liabilities at fair value. The Company has no Level 2 or 3 financial assets carried at fair value as of December 31, 2025 or 2024. There were no transfers between levels during the years ended December 31, 2025 or 2024.

As of December 31, 2025 and 2024, financial assets subject to fair value measurements on a recurring basis were comprised of money market funds, measured using a Level 1 input, of $70.4 million and $0.1 million, respectively. There were no unrealized gains or losses on money market funds for the years ended December 31, 2025 or 2024.

Derivative Liabilities

In December 2023 and February 2024, Marea issued three convertible notes that total $15.0 million to one investor, who is a related party (see Note 8). The convertible notes contained certain embedded features that required bifurcation as a single compound derivative instrument for its conversion and redemption features. The derivative liabilities were measured at fair value using Level 3 inputs. The fair value of the derivative liabilities was estimated using a “with-and-without” method. The “with-and-without” methodology involves valuing the whole instrument on an as-is basis and then valuing the instrument without the embedded derivative. The difference between the entire instrument with the embedded derivatives compared to the instrument without the embedded derivatives is the fair value of the derivative liability. The estimated probability of underlying events triggering the exercisability of the put option and conversion features contained within the convertible notes and the discount rate were significant unobservable inputs used to determine the estimated fair value of the entire instrument with the embedded derivative. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. The initial fair value of the derivative liabilities were allocated to the convertible notes on issuance. The derivative liabilities were remeasured at each reporting period and the changes in fair value were recorded as additional paid-in capital on the Company’s Combined Statements of Convertible Preferred Stock and Stockholders’ Deficit, as the convertible notes were issued to a related party.

The following table summarizes the significant inputs used in the valuation of the derivative liabilities at each date:

December 2023 Note	On issuance	December 31, 2023	On settlement
Probability of completing a round of equity financing	0%	0%	100%
Discount factor	25%	25%	25%

February 2024 Notes	On issuance	On settlement
Probability of completing a round of equity financing	50%	100%
Discount factor	25%	25%

There was no derivatives activity during the year ended December 31, 2025. The following table provides a summary of the change in the estimated fair value of the derivative liabilities during the year ended December 31, 2024 (in thousands):

Balance as of December 31, 2023	$—
Initial fair value of derivative liabilities	1,492
Change in fair value of derivative liabilities - APIC	3,862
Settlement of derivative liabilities	(5,354)
Balance as of December 31, 2024 (Note 8)	$—

4.	Property and Equipment, Net

As of December 31, 2025 and 2024, property and equipment, net, consisted of the following (in thousands):

	December 31, 2025	December 31, 2024
Laboratory equipment	$219	$24
Less: Accumulated depreciation	(36)	(9)
Total property and equipment, net	$183	$15

Depreciation expense was $26 thousand and $5 thousand for the years ended December 31, 2025 and 2024, respectively.

5.	Accrued Expenses and Other Current Liabilities

As of December 31, 2025 and 2024, accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31, 2025	December 31, 2024
Accrued research & development	$2,275	$330
Accrued general & administrative	153	183
Other current liabilities	5	5
Total accrued expenses and other current liabilities	$2,433	$518

6.	Leases

Marea has lease arrangements as lessee, and makes assumptions and judgments when assessing contracts for lease components, determining lease classifications, and calculating right-of-use asset and lease liability values. These assumptions and judgments may include the useful lives and fair value of the leased assets, the implicit rate underlying Marea’s leases, the Marea’s incremental borrowing rate or Marea’s intent to exercise or not exercise options available in lease contracts.

Lease expense and other information consisted of the following (in thousands, except terms and rates):

	Year Ended December 31,
	2025	2024
Operating lease expense	$622	$—
Short-term lease expense	362	710
Variable lease expense	353	—
Total lease expense	$1,337	$710

Supplemental cash flow information
Operating cash outflow from operating leases	$423	—
Operating lease liability arising from obtaining operating lease right-of-use asset	$2,873	—

Other information
Weighted-average remaining lease term (years)	3.3	—
Weighted-average discount rate	8.9%	—

Operating Leases

In September 2023, Marea entered into an operating lease agreement for office and shared laboratory space in San Francisco, California (“San Francisco space”). The lease has an initial term of 12 months with month-to-month renewals thereafter. Either party is entitled to terminate the lease by giving written notice to the other at least 60 days prior to termination. Marea analyzed the terms of the agreement and determined it was an operating lease. Due to the initial lease term being only one year, Marea elected to account for it as a short-term lease. Rent payments were recognized as incurred over the lease term.

In February 2025, Marea relocated to South San Francisco, and entered into a sublease agreement for approximately 15,000 rental square feet of office and laboratory space in South San Francisco, California (“South San Francisco space”). The lease commenced in March 2025. In August 2025, the Company added approximately 2,000 additional square feet of office space, and the lease for this space commenced the same month. The lease term will end in March 2029 for all leased premises. Marea accounted for the lease as two separate leases due to the different commencement dates. Marea analyzed the terms of the sublease agreement and determined that the leases meet the classification of an operating lease. The rate implicit in the sublease agreement is not readily determinable. Thus, Marea used its incremental borrowing rate to discount lease payments to present value. The incremental borrowing rate is the rate incurred to borrow on a collateralized basis, and is based on Marea’s secured line of credit, which may be adjusted for the specific terms and collateral of the lease. The sublease agreement does not contain any residual value guarantees or other restrictions or covenants that would cause Marea to incur additional significant financial obligations. The office space agreement contains non-lease components for common area maintenance, taxes and utilities.

Future maturities of remaining lease payments included in the measurement of operating lease obligations for the Company’s long-term lease as of December 31, 2025 are as follows (in thousands):

Years ending December 31,
2026	$889
2027	920
2028	952
2029	240
2030 and thereafter	—
Total	3,001
Less: imputed interest	(378)
Present value of operating lease liability	$2,623

7.	Commitments and Contingencies

Legal Proceedings

In the ordinary course of business, the Company may be subject to legal proceedings, claims and litigation, as the Company operates in an industry susceptible to patent legal claims. The Company accounts for estimated losses with respect to legal proceedings and claims when such losses are probable and estimable. Legal costs associated with these matters are expensed when incurred. The Company is not currently a party to any legal proceedings.

Indemnifications

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. As permitted under Delaware law and in accordance with its bylaws, the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving in such capacity. The Company is also party to indemnification agreements with its officers and directors. In some cases, the indemnification will continue after the termination of the agreement.

The Company also agreed to indemnify the investors against certain losses, claims or liabilities due to certain statements, omissions or violations by the Company if Company securities held by the investors are included in a registration statement. The certain statements, omissions or violations that are covered by these include, but are not limited to, (i) any untrue statement or alleged untrue statement of a material fact contained in the applicable registration statement, (ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, (iii) any violation or alleged violation by the Company of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and certain other securities laws. The Company will reimburse the investors for any legal or other expenses reasonably incurred by them in connection with investigating or defending such losses, claims, damages or liabilities.

The maximum potential amount of future payments that the Company could be required to make under these provisions is not determinable. The Company is not currently aware of any indemnification claims. Accordingly, the Company has not recorded any liabilities for these indemnification rights and agreements as of December 31, 2025 or 2024.

8.	Convertible Notes issued by Marea

Marea funded its operation through issuance of convertible notes to Third Rock Ventures, LLC (“TRV”), who is a related party. TRV solely funded Marea’s operations from inception until Marea’s Series B Convertible Preferred Stock financing in June 2024.

In May and August of 2022, Marea received gross proceeds of $15.0 million (the “2022 Notes”) from the issuance of convertible notes to TRV. In January and March 2023, Marea received another $15.0 million (the “2023 Notes”) from the issuance of convertible notes to TRV. The 2022 Notes and 2023 Notes, (collectively “the Series A Notes”), accrued interest at 6% and 8% per annum, respectively, and accrued interest was not payable until converted or in the event of repayment in full of the principal amount of the Series A Notes. The Series A Notes were subject to automatic conversion upon the next round of financing wherein Marea would issue preferred equity securities and raise aggregate gross proceeds of at least $1.0 million (a “Qualified Financing”), at 100% of the price per share of the convertible preferred stock sold in the Qualified Financing. The Series A Notes were due upon the earlier of (i) any time after the one-year anniversary of the dates of the Series A Notes or (ii) upon the note holder providing a notice of default to the Company.

Marea evaluated the share-settled redemption feature of the Series A Notes and concluded the feature did not need to be bifurcated under Accounting Standard Codification 815 Derivatives and Hedging (“ASC 815”) as the feature did not provide for a substantial discount/premium and therefore was considered clearly and closely related to the host instrument.

In July 2023, the 2022 Notes and 2023 Notes and accrued interest were converted to 31,417,532 shares of Series A Convertible Preferred Stock at an issuance price of $1.00 per share. As the conversion of the Series A Notes was with a related party (see Note 13), the Company accounted for the conversion of the Series A Notes as a debt extinguishment transaction and recorded the difference between the fair value and issuance price of Series A Convertible Preferred Stock as additional-paid-in capital.

In December 2023, Marea received $5.0 million (the “December 2023 Notes”) from TRV through the issuance of convertible notes. In February 2024, Marea received another $10.0 million (the “February 2024 Notes”) from TRV through the issuance of convertible notes. The December 2023 Notes and February 2024 Notes, (collectively “the Series B Notes”), accrued interest at 8% per annum and accrued interest was not payable until converted or in the event of repayment in full of the principal amount of the Series B Notes. The Series B Notes were subject to automatic conversion upon the next round of financing wherein Marea would issue preferred equity securities and raise aggregate gross proceeds of at least $1.0 million (a “Qualified Financing”). On automatic conversion, the outstanding principal and accrued interest would convert into convertible preferred stock issued in the Qualified Financing at 80% of the price per share of the convertible preferred stock. The Series B Notes were also subject to settlement by way of Optional Conversion in the event of a) an “Alternative Financing” such as a reverse merger in which Marea continues to own at least 30% of the combined entity following such transaction and the shares of capital stock are listed for trading on a public stock exchange, b) “Change of Control” such as consolidation or merger or other corporate reorganization in which Marea continues to represent a majority of the voting power of the surviving entity, or c) Marea disposes of substantially all its assets upon sale, lease, liquidation, dissolution or winding up, whether voluntary or involuntary. In the event of such Optional Conversion, the Series B Notes and accrued interest would convert into Series A Preferred Stock based on the conversion price determined by the quotient of the alternative transaction amount divided by the Series A conversion price.

Due to the conversion and redemption features embedded within the Series B Notes, Marea recorded a derivative liability. Accordingly, the proceeds from the issuance of the Series B Notes were allocated to the convertible instrument and the fair value of the derivative instrument upon issuance and re-measured at each reporting period through the conversion date.

For the year ended December 31, 2024, in connection with the Series B Notes, Marea recognized $0.4 million of interest expense in the combined statement of operations. Further, in connection with the conversion of the Series B Notes into Series B Preferred stock in June 2024, Marea recognized $3.9 million for the change in the fair value of the derivative liability in its combined statements of operations for the year ended December 31, 2024.

In June 2024, in connection with the Series B Convertible Preferred Stock issuance, TRV waived the 20% conversion discount. The principal and accrued interest were converted into 10,633,537 shares of Series B Preferred Stock at a price of $1.45 per share as follows ($ in thousands):

Series B Notes	$13,508
Settlement of derivative liabilities	5,354
Accrued interest	466
Additional paid-in capital due to waiver of conversion discount	(3,862)
Total converted to Series B Convertible Preferred stock	$15,466

9.	Convertible Preferred Stock

Marea

Issuances of convertible preferred stock

As of December 31, 2025, convertible preferred stock consisted of the following (in thousands, except for share and per share amounts):

Convertible	Authorized	Issued and	Carrying	Liquidation	Conversion Price
Preferred Stock	Shares	Outstanding	Value	Preference	Per Share
Series A	38,932,636	38,932,636	$30,319	$38,933	$1.00
Series B	110,633,536	110,633,536	$159,923	$160,419	$1.45

As of December 31, 2024, convertible preferred stock consisted of the following (in thousands, except for share and per share amounts):

Convertible	Authorized	Issued and	Carrying	Liquidation	Conversion Price
Preferred Stock	Shares	Outstanding	Value	Preference	Per Share
Series A	38,932,636	38,932,636	$30,319	$38,933	$1.00
Series B	110,633,536	45,116,295	$64,937	$65,419	$1.45

In July 2023, Marea entered into a Series A Convertible Preferred Stock purchase agreement (“Series A SPA”) under which 31,417,532 shares of Series A Convertible Preferred Stock were issued to TRV on the conversion of the Series A Notes, at a price per share of $0.76, in settlement of $31.4 million of convertible notes and accrued interest. Marea incurred issuance costs of $21 thousand in relation to the issuance of the Series A Convertible Preferred Stock, which was recorded as a reduction in proceeds from the Series A Convertible Preferred Stock in the accompanying combined balance sheet.

In connection with the Series A SPA, Marea amended the Certificate of Incorporation (“Charter”) in July 2023, which authorized the issuance of 36,966,079 shares of Series A Convertible Preferred Stock.

In May and June 2024, Marea issued an aggregate of 7,515,104 shares of Series A Convertible Preferred Stock in exchange for IPR&D assets purchased pursuant to the Novartis License Agreement (see Note 12).

In June 2024, Marea entered into a Series B Convertible Preferred Stock purchase agreement (“Series B SPA”) under which it issued 34,482,758 shares of Series B Convertible Preferred Stock, for cash, at a price of $1.45 per share, for gross proceeds of $50 million (the “Initial Series B Closing”).

Marea incurred issuance costs of $0.5 million in relation to the initial issuance of Series B Convertible Preferred Stock, which was recorded as a reduction in proceeds from the Series B Convertible Preferred Stock in the accompanying combined balance sheet.

Concurrently with the Initial Series B Closing, Series B Notes issued by Marea in December 2023 and February 2024, including accrued interest, were converted into 10,633,537 shares of Series B Convertible Preferred Stock at the issuance price of Series B Convertible Preferred Stock, or $1.45 per share, for a net fair value of $15.4 million (see Note 8).

The Series B SPA contained provisions that potentially obligated Marea to sell an additional 65,517,241 shares of Series B Convertible Preferred Stock at $1.45 per share contingent upon either the achievement of a regulatory milestone defined in the Series B SPA (the Milestone Closing), or upon the agreement of Marea’s Board of Directors and the lead investor to waive the requirement to achieve the milestone. In February 2025, Marea achieved the milestone under the Series B SPA and issued 65,517,241 additional shares of Series B Convertible Preferred Stock at the same terms and conditions as those contained in the Initial Series B Closing. The gross proceeds from the Milestone Closing were $95.0 million, and Marea incurred issuance costs of $14 thousand in connection to this issuance, which has been recorded as a reduction in proceeds from the Series B Convertible Preferred Stock in the accompanying combined balance sheets.

The rights, privileges, and preferences of the Series A and Series B Convertible Preferred Stock (together, the “Convertible Preferred Stock”) are as follows:

Redemption

The convertible preferred stock does not have redemption rights, except for the contingent redemption upon the occurrence of a Deemed Liquidation Event.

Conversion

Each share of the convertible preferred stock is initially convertible, at the option of the holder at any time, and without the payment of additional consideration by the holder thereof, after all authorized shares of the convertible preferred stock have been issued or if otherwise approved by the holders representing at least a majority of the then outstanding shares of the convertible preferred stock, including at least one holder that, together with its affiliates, holds only shares of Series B Convertible Preferred Stock and is a major investor, as defined in Marea’s amended and restated investors’ rights agreement (the “Required Vote”), into shares of common stock as determined by dividing the original issue price by the conversion price in effect at the time of conversion. The Series A Convertible Preferred Stock conversion price is initially $1.00, and the Series B Convertible Preferred Stock conversion price is initially $1.45. The conversion prices are subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Convertible Preferred Stock. The conversion prices are subject to adjustment in the event Marea issues additional shares of common stock without consideration or for a consideration per share less than the conversion price in effect prior to such issuance, unless the Required Vote determines that no such adjustment shall be made to the conversion price.

Mandatory conversion of all outstanding shares of the convertible preferred stock at the then effective conversion rate will also occur automatically upon (i) consent of holders representing the Required Vote or (ii) the closing of the sale of shares of common stock to the public at a price of at least $2.175 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock), in a firm commitment underwritten public offering resulting in at least $50 million in gross proceeds to the Company, after deducting underwriting discounts and commissions, and in connection with such offering the common stock is listed for trading on the Nasdaq, the New York Stock Exchange or another exchange approved by the board of directors, including the approval of at least a majority of the convertible preferred stock directors.

Special mandatory conversion will occur if a convertible preferred stockholder fails to purchase their agreed upon share, as originally allocated to such holder in the purchase agreement, in additional closings of the convertible preferred stock as defined in the purchase agreement, and such failure is not cured as specified in the purchase agreement following receipt of the subsequent closing notification. Holders of Series B Convertible Preferred Stock have the option to waive the special mandatory conversion as specified in the purchase agreement. Upon such event, each share of the convertible preferred stock held by such holder will be automatically converted into common stock at a ratio of one share of common for every ten shares of Series B Convertible Preferred Stock.

Dividends

Marea shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company, other than dividends on shares of common stock payable in shares of common stock, unless the holders of the convertible preferred stock first receive, or simultaneously receive, a dividend on outstanding shares of the convertible preferred stock in an amount at least equal to the dividend payable based on the number of shares of common stock at the then conversion rate, such that the calculation should result in the highest preferred stock dividend.

Holders of Series B Convertible Preferred Stock, in preference to the holders of Series A Preferred Stock and common stock, are entitled to receive, when, as and if declared by the board of directors of Marea, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series B original issue price per annum on each outstanding share of Series B Convertible Preferred Stock (the “Preferred Dividends”). All such Preferred Dividends shall be payable only when, as and if declared by the board of directors of the Company and shall be non-cumulative. No dividends have been declared to-date as of December 31, 2025.

Voting and Board Representation

Each holder of outstanding shares of the Convertible Preferred Stock is entitled to one vote for each share of common stock into which such shares of preferred stock are convertible and shall vote together with the holders of common stock as a single class and on an as-converted to common stock basis, except as provided by law or by the other provisions of the Company’s certificate of incorporation.

The holders of shares of Series A Convertible Preferred Stock, exclusively and as a separate class, are entitled to elect two directors of Marea. The holders of shares of Series B convertible preferred stock, exclusively and as a separate class, are entitled to elect four directors of Marea. The holders of record of the shares of common stock, exclusively and as a separate class, are entitled to elect one director. The size of the board shall be set and remain at seven directors.

Protection Provisions

At any time when shares of the convertible preferred stock are outstanding, Marea shall first obtain the approval of the Required Vote, voting separately as a class, with respect to the following actions: (i) consummation of a liquidation, dissolution or winding up of the Company, or effect any merger, acquisition, consolidation, statutory conversion, transfer, domestication or any other deemed liquidation event, (ii) amend, alter, waive or repeal any provision of Marea’s certificate of incorporation or bylaws, (iii) create, authorize, issue or obligate Marea to issue shares of any equity security convertible into or exercisable for any equity security or increase the authorized number of shares of the convertible preferred stock or of any additional class or series of stock unless it ranks junior to the convertible preferred stock, (iv) reclassify, alter or amend any existing security of Marea that is pari passu with the Convertible Preferred Stock, or is junior with the convertible preferred stock , in respect of the distribution of assets on the liquidation, dissolution or winding up of Marea, the payment of dividends or rights of redemption, if such reclassification alteration or amendment would render such other security senior to the convertible preferred stock, or in the case of a previously junior security would render such security senior to or pari passu with the convertible preferred stock, (v) purchase or redeem or pay or declare any dividend, other than dividends on the convertible preferred stock, or make any distribution on any shares of capital stock prior to the convertible preferred stock, other than common stock or options to acquire common stock repurchased from former employees or consultants in connection with the cessation of their employment/services, pursuant to the provisions of existing plans or agreements, (vi) create, adopt, amend, terminate or repeal any equity or equity-linked compensation plan, (vii) increase or decrease the authorized number of directors constituting the Board of Directors, change the number of votes entitled to be cast by any director or directors on any matter, or adopt any provision inconsistent with Article Sixth; (viii) create, or issue, any debt security, create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen and other similar person arising or incurred in the ordinary course of business), or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, in excess of $0.5 million in the aggregate that is not otherwise covered by Marea’s approved annual budget; (ix) make any single capital expenditure in excess of $0.5 million or aggregate capital expenditures in excess of $1 million per fiscal year that is not otherwise approved by Marea’s approved annual budget; (x) create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary of Marea, or permit any subsidiary to create or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, lease, transfer, exclusively license or otherwise dispose of any direct or indirect subsidiary capital stock or all or substantially all of any direct or indirect subsidiary assets; or (ix) sell, assign, license, pledge or encumber material technology or intellectual property, or enter into or grant any royalty streams related thereto, other than licenses granted in the ordinary course of business.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up, or in the event of a deemed liquidation event of Marea, the holders of shares of the convertible preferred stock then outstanding shall be entitled to be paid out of the assets of Marea available for distribution to its stockholders, or out of the consideration payable to stockholders, as applicable, before any payment shall be made to the holders of common stock, an amount per share equal to the greater of (i) the original issue price, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of the convertible preferred stock been converted into common stock immediately prior to such event. If, upon the occurrence of such event, the assets of Marea available for distribution to its stockholders are insufficient to pay the holders of the convertible preferred stock the full amount to which they are entitled, the holders of the convertible preferred stock shall share ratably in any distribution of the assets available for distribution.

M2

Issuances of convertible preferred stock

As of December 31, 2025, convertible preferred stock consisted of the following (in thousands, except for share and per share amounts):

Convertible	Authorized	Issued and	Carrying	Liquidation	Conversion Price
Preferred Stock	Shares	Outstanding	Value	Preference	Per Share
Series 1	149,566,172	149,566,172	$—	$16,632	$0.11

In November 2025, in connection with the conversion of M2 Therapeutics, LLC into M2, M2 Therapeutics LLC’s preferred units converted into 149,566,172 shares of M2 Series 1 Convertible Preferred Stock (“Series 1 Preferred Stock”). M2’s certificate of incorporation authorizes 149,566,172 shares of Series 1 Preferred Stock, all of which were issued and outstanding as of December 31, 2025. M2 received no cash proceeds from the issuance, and no amount was recognized in the combined financial statements.

Redemption

The convertible preferred stock does not have redemption rights, except for the contingent redemption upon the occurrence of a Deemed Liquidation Event.

Conversion

Each share of the convertible preferred stock is initially convertible, at the option of the holder at any time and from time to time, and without the payment of additional consideration by the holder thereof, into shares of common stock as determined by dividing the original issue price by the conversion price in effect at the time of conversion. The Series 1 Convertible Preferred Stock conversion price is initially set at $0.1112. The conversion prices are subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the convertible preferred stock.

Mandatory conversion of all outstanding shares of the convertible preferred stock at the then effective conversion rate will also occur automatically upon (i) consent of holders representing the Required Vote or (ii) the closing of the sale of shares of common stock to the public at a price of at least $0.1668 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock), in a firm commitment underwritten public offering resulting in at least $50 million in gross proceeds to the Company, after deducting underwriting discounts and commissions, and in connection with such offering the common stock is listed for trading on the Nasdaq, the New York Stock Exchange or another exchange approved by the board of directors, including the approval of at least a majority of the convertible preferred stock directors.

Dividends

M2 shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock, other than dividends on shares of common stock payable in shares of common stock, unless the holders of the convertible preferred stock first receive, or simultaneously receive, a dividend on outstanding shares of the convertible preferred stock in an amount at least equal to the dividend payable based on the number of shares of common stock at the then conversion rate, such that the calculation should result in the highest preferred stock dividend.

Holders of Series 1 Convertible Preferred Stock are entitled to receive, when, as and if declared by the board of directors of M2, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series 1 Convertible Preferred Stock’s original issue price per annum on each outstanding share of Series 1 Convertible Preferred Stock (the “Preferred Dividends”). All such Preferred Dividends shall be payable only when, as and if declared by the board of directors of the Company and shall be non-cumulative. No dividends have been declared to-date as of December 31, 2025.

Voting and Board Representation

On any matter presented to the stockholders of M2 for their action or consideration at any meeting of stockholders of the M2 (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

The holders of shares of Series 1 Convertible Preferred Stock, exclusively and as a separate class, are entitled to elect six (6) directors of M2.

Protection Provisions

At any time when shares of the convertible preferred stock are outstanding, M2 shall not, either directly or indirectly by amendment, merger consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion or otherwise, effect any of the following acts of transactions without the written consent or affirmative vote of the holders representing the Required Vote: (i) liquidate, dissolve or wind-up the business and affairs of M2, effect any merger, acquisition, consolidation, statutory conversion, transfer, domestication or continuance or any other Deemed Liquidation Event, or consent to any of the foregoing; (ii) amend, alter, waive or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation; (iii) create or authorize the creation of or issue or obligate itself to issue shares of any other security convertible into or exercisable for any equity security or increase the authorized number of shares of Common Stock, Preferred Stock or of any additional class or series of capital stock unless it ranks junior to the Series I Preferred Stock with respect to its rights, preferences and privileges; (iv) reclassify, alter or amend any existing security of the Corporation that is pari passu with each existing series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to any existing series of Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to each existing series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with any existing series of Preferred Stock in respect of any such right, preference or privilege, (v) purchase or redeem or pay or declare any dividend, other than dividends on the Series I Preferred Stock, or make any distribution on any shares of capital stock prior to the Series 1 Preferred Stock, other than Common Stock or Options to acquire Common Stock repurchased from former employees or consultants in connection with the cessation of their employment/services, pursuant to the provisions of existing plans or agreements; (vi) create, adopt, amend, terminate or repeal any equity compensation plan; (vii) increase or decrease the authorized number of directors constituting the Board of Directors, change the number of votes entitled to be cast by any director or directors on any matter, or adopt any provision inconsistent with Article Seventh; (viii) without the Requisite Board Approval, create, or issue, any debt security, create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business), or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, in excess of $500,000 in the aggregate that is not otherwise covered by the Company’s Approved Annual Budget (as defined in that certain Investors’ Rights Agreement, dated on or about the Original Issue Date (as defined below), by and among the Corporation and the other parties thereto, as such agreement may be amended from time to time (the “IRA”)), or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money; (ix) without the Requisite Board Approval, make any single capital expenditure in excess of $500,000 or aggregate capital expenditures in excess of $1,000,000 per fiscal year that is not otherwise covered by the Company’s Approved Annual Budget; or (ix) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up, or in the event of a deemed liquidation event of M2, the holders of shares of the convertible preferred stock then outstanding shall be entitled to be paid out of the assets of M2 available for distribution to its stockholders, or out of the consideration payable to stockholders, as applicable, before any payment shall be made to the holders of common stock, an amount per share equal to the greater of (i) the original issue price, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of the convertible preferred stock been converted into common stock immediately prior to such event. If, upon the occurrence of such event, the assets of M2 available for distribution to its stockholders are insufficient to pay the holders of the convertible preferred stock the full amount to which they are entitled, the holders of the convertible preferred stock shall share ratably in any distribution of the assets available for distribution.

10.	Common Stock

Marea

Marea’s certificate of incorporation, as amended and restated, authorized Marea to issue 200,000,000 shares of common stock, $0.000001 par value. The holders of common stock are entitled to dividends when and if declared by the Board of Directors, subject to preferences applicable to outstanding shares of preferred stock. The Board of Directors has not declared any dividends and Marea has not paid any dividends. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

As of December 31, 2025, there were 21,710,389 shares of common stock issued and outstanding, which include 2,866,355 shares of unvested restricted stock awards subject to repurchase by Marea. The unvested restricted stock awards subject to repurchase are included in the outstanding shares of common stock as they are considered to be legally outstanding as of December 31, 2025.

Marea reserved the following shares of common stock, on an as-converted basis, for future issuance at December 31, 2025:

Series A Convertible Preferred Stock	38,932,636
Series B Convertible Preferred Stock	110,633,536
Options issued and outstanding	21,602,627
Shares reserved for future grants under the 2024 Stock Option and Grant Plan	40,856
Total	171,209,655

M2

M2’s certificate of incorporation, as amended and restated, authorized M2 to issue 200,000,000 shares of common stock, $0.000001 par value. The holders of common stock are entitled to dividends when and if declared by the Board of Directors, subject to preferences applicable to outstanding shares of preferred stock. The Board of Directors has not declared any dividends and M2 has not paid any dividends. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

As of December 31, 2025, there were 43,313,016 shares of common stock issued and outstanding, which include 21,345,869 shares of unvested restricted stock and restricted stock awards subject to repurchase by M2. The unvested restricted stock and restricted stock awards subject to repurchase are included in the outstanding shares of common stock as they are considered to be legally outstanding as of December 31, 2025.

M2 reserved the following shares of common stock, on an as-converted basis, for future issuance at December 31, 2025:

Series 1 Convertible Preferred Stock	149,566,172
Shares reserved for future grants under the 2025 Stock Option and Grant Plan	297,614
Total	149,863,786

11.	Stock-Based Compensation

Marea 2024 Stock Option and Grant Plan

In June 2024, Marea adopted the Marea Therapeutics, Inc. 2024 Stock Option and Grant Plan (the “2024 Plan”) which authorizes Marea to grant incentive stock options, non-qualified stock options and restricted stock awards to employees, officers, directors and consultants of Marea. The 2024 Plan is administered by the Board of Directors, though the Board may appoint a committee to which it delegates such administration.

Stock options granted under the 2024 Plan expire in ten years from the grant date, or in the case of incentive stock options granted to a ten percent stockholder, the term is no more than five years from the grant date. The terms of the non-qualified stock option may include a provision where a participant may elect at any time before termination of employment to exercise a part or all of the shares subject to the option prior to the full vesting of such shares. Any unvested shares so purchased are subject to a repurchase option by Marea or any other restriction the Board of Directors or Board appointed committee determines to be appropriate.

Marea grants both time vesting option awards (“Time-Based Awards”) and performance vesting option awards (“Performance Awards”) under the 2024 Plan. Time-Based Awards are granted in the form of stock options that require each recipient to complete a service period, generally four years. Performance Awards are granted in the form of stock options which have performance criteria that must be achieved for the awards to vest and may also include a service period requirement, with such performance requirement determined by the Board of Directors of Marea.

Upon adoption of the 2024 Plan, Marea reserved 13,890,993 for future issuance. In October 2024, the Board of Directors approved an increase of 3.3 million shares to the 2024 plan, and in February 2025, the Board of Directors approved an additional increase of 5.0 million shares to the 2024 Plan. In addition, 33,750 repurchased shares were added to the options pool during 2025, aggregating the number of authorized shares to 22,224,743 of which 40,856 shares remained available for future issuance under the 2024 Plan at December 31, 2025.

The following summarizes stock option activity under the 2024 Plan for the year ended December 31, 2025:

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(In Years)	(In Thousands)
Outstanding as of December 31, 2024	16,984,457	$0.28	9.8	$1,359
Granted	7,122,141	0.40
Exercised	(581,260)	0.28
Forfeited and expired	(1,922,711)	0.28
Outstanding at December 31, 2025	21,602,627	$0.32	9.1	$6,706
Vested and exercisable as of December 31, 2025	2,467,619	$0.28	8.9	$857

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to be vested were calculated as the difference between the exercise price of the options and the estimated fair value of Marea’s common stock, as determined by the Board of Directors, as of December 31, 2025. The aggregate grant date fair value of all stock options that vested for the years ended December 31, 2025 and 2024 were $0.9 million and zero, respectively. The aggregate intrinsic value of all options exercised during the years ended December 31, 2025 and 2024 were $0.2 million and zero, respectively. The options granted during the year ended December 31, 2025 had a weighted-average per share grant-date fair value of $0.56 and a total grant date fair value of $4.0 million. As of December 31, 2025, the total stock-based compensation expense related to Time-Based Awards not yet recognized was $5.2 million and will be recognized over a weighted-average remaining period of approximately 3.10 years. As of December 31, 2025, the total stock-based compensation expense related to Performance Awards not yet recognized was $0.9 million and will be recognized over a weighted-average remaining period of approximately 1.53 years.

Stock Option Valuation

In determining the fair value of the options granted, Marea used the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Fair value of common stock

The fair value of the shares of common stock underlying stock options has historically been determined by Marea’s Board of Directors. Because there has been no public market for Marea’s common stock, the Board of Directors has determined fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors including important developments in Marea’s operations, valuations performed by independent third parties, sales of convertible preferred stock, actual operating results and financial performance, the conditions in the biotechnology industry and the economy in general, the stock price performance and volatility of comparable public companies and the lack of liquidity of Marea’s common stock, among other factors.

Expected volatility

Since Marea is privately held and has no trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded biopharmaceutical companies over a period, where available, equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, life cycle stage or area of specialty.

Risk-free interest rate

The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the options.

Expected term

The expected term represents the period that Marea’s options granted are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term). Marea has very limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants.

Expected dividend

Marea has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, Marea used an expected dividend yield of zero.

For the years ended December 31, 2025 and 2024, the assumptions used in the Black-Scholes option pricing model to determine the fair value of stock options issued were as follows:

	Years Ended December 31,
	2025	2024
Expected volatility	101.63%	93.38%
Risk-free interest rate	3.84%	4.15%
Expected term (years)	5.99	6.07
Expected dividend	—	—

Restricted Stock

Prior to the adoption of the 2024 Plan, Marea granted 11,756,071 restricted stock to consultants and employees as part of compensation for their service to Marea that were outside of the 2024 Plan. Marea determined the terms, restrictions and conditions applicable to the restricted stock at the time of grant, including the number of shares and the purchase price. The unvested shares of restricted stock are subject to repurchase by Marea in the event the participant ceases service to Marea or terminates employment.

Restricted Stock Valuation

In determining the fair value of the restricted stock issued to consultants and employees, Marea used the Black-Scholes option-pricing model and has assumptions consistent with the stock option valuation discussed above.

Expected term

For restricted stock issued to employees, the expected term of the restricted stock is the vesting term of the restricted stock. For restricted stock issued to consultants, the expected term is the longer of a) the vesting term of the restricted stock, or b) the contractual terms of the consulting agreements.

Marea did not grant any restricted stock to its employees during the year ended December 31, 2025. For the year ended December 31, 2024, the assumptions used in the Black-Scholes option pricing model to determine the fair value of restricted stock were as follows:

Year Ended December 31,
2024
Expected volatility	95.14%
Risk-free interest rate	4.35%
Expected term (years)	3.45
Expected dividend	—

The following summarizes Marea’s restricted stock activities for the year ended December 31, 2025:

	Number of Shares Outstanding	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2024	5,756,802	$0.23
Granted	—	—
Vested	(2,384,860)	$0.23
Repurchased	(505,587)	$0.23
Unvested as of December 31, 2025	2,866,355	$0.23

For restricted stock issued to employees, Marea recognized stock-based compensation expense as the shares vested. For restricted stock issued to consultants, Marea recognized stock-based compensation expense ratably over the vesting terms of the awards.

The aggregate grant date fair value of restricted stock that vested for the years ended December 31, 2025 and 2024 was $0.5 million and $0.7 million, respectively. As of December 31, 2025, the total stock-based compensation expense related to restricted stock not yet recognized was $0.7 million and will be recognized over a weighted-average remaining period of approximately 1.53 years

Stock-Based Compensation Expense

For the years ended December 31, 2025 and 2024, Marea recognized stock-based compensation expense relating to options and restricted stock as follows (in thousands):

	For the Years Ended December 31,
	2025			2024
	Stock Options	Restricted Stock	Total	Stock Options	Restricted Stock	Total
Research and development expenses	$752	$420	$1,172	$69	$525	$594
General and administrative expenses	1,505	273	1,778	84	363	447
Total stock-based compensation expense	$2,257	$693	$2,950	$153	$888	$1,041

M2 Therapeutics 2025 Stock Option and Grant Plan

In connection with the spin-off described in Notes 1 and 2, M2 adopted the M2 Therapeutics 2025 Stock Option and Grant Plan (the “M2 Plan”), under which M2 is authorized to issue up to 21,643,483 shares of its common stock. During the year ended December 31, 2025, M2 granted restricted stock and restricted stock awards to Marea employees and consultants who provide services to M2 under the TSA and to M2’s nonemployee directors and other consultants.

Restricted Stock

The restricted stock were issued for no consideration and require no payment by the holder at any time. They are accounted for as nonvested restricted stock and are measured directly at the grant-date fair value of the underlying common stock, as if vested and issued on the grant date, of $0.04 per share. The restricted stock shares are treated as issued and outstanding, subject to forfeiture until vested. Compensation cost for the restricted stock is recognized on a straight-line basis over the requisite service period (the vesting period), or, for consultants, over the longer of the consulting agreement term or the vesting period.

Restricted Stock Awards

The restricted stock awards were issued in exchange for promissory notes bearing interest at 3.83% per annum. The promissory notes will mature and all Principal then unpaid will be due and payable, together with all interest accrued thereon and unpaid, on the earliest to occur of (i) ninety days after the termination of service, (ii) the date upon which M2 Therapeutics becomes a publicly-traded entity through a business transaction, (iii) immediately prior to the M2 Therapeutics’ initial public offering to become a publicly-traded entity, and (iv) November 25, 2034, the “Repayment Date”). Because the notes are nonrecourse in substance, each restricted stock and its related note is accounted for together as an option to purchase M2 Therapeutics common stock, rather than as an issued share and a note receivable. As a result, no note receivable or interest income is recognized in the Company’s combined financial statements, and the underlying restricted stock award shares are not reflected as outstanding for accounting purposes until the related note is repaid. The restricted stock awards were valued using the Black-Scholes-Merton option-pricing model, with an underlying common stock fair value of $0.04 per share, an exercise price of $0.0278 per share, an expected term equal to the contractual term of the related note, and the assumptions set forth in the table below; the 3.83% interest accrual on the notes is reflected as an increasing exercise price through a corresponding reduction to the risk-free rate. Compensation cost for the restricted stock awards is recognized on a straight-line basis over the requisite service period, or, for consultants, over the longer of the consulting agreement term or the vesting period. Full repayment of a Note is treated as the exercise of the related option and is accounted for as a financing transaction; it does not accelerate or otherwise change the recognition of compensation cost for the RSA.

For the year ended December 31, 2025, the assumptions used in the Black-Scholes option pricing model to determine the fair value of restricted stock awards issued were as follows:

Year Ended December 31,
2025
Expected volatility	89.59%
Risk-free interest rate	0.12%
Expected term (years)	9.00
Expected dividend	—

The following summarizes M2’s restricted stock and restricted stock awards activity for the year ended December 31, 2025:

	Number of Shares Outstanding	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2024	—	$—
Granted	29,594,677	$0.04
Vested	(8,248,808)	$0.04
Forfeited	—	$—
Unvested as of December 31, 2025	21,345,869	$0.04

For the year ended December 31, 2025, the Company recognized stock-based compensation expense relating to M2’s equity awards as follows (in thousands):

	For the Year Ended December 31,
	2025
	Restricted Stock	Restricted Stock Awards	Total
Research and development expenses	$139	$35	$174
General and administrative expenses	81	87	168
Total stock-based compensation expense	$220	$122	$342

As of December 31, 2025, unrecognized compensation cost related to M2 equity awards was $0.7 million and expected to be recognized over a weighted-average period of approximately 2.83 years.

12.	License and Research and Development Agreements

Novartis License agreement

In May 2022, the Company entered into a License Agreement with Novartis Pharma AG (“Novartis Agreement”), under which the Company was granted an exclusive worldwide license under certain patent rights, to develop, manufacture, and commercialize a licensed compound for therapeutic areas in endocrinology and metabolic diseases. The Company is obligated to use commercially reasonable efforts to develop and commercialize the license compound and is responsible for bearing the associated costs. The Company was also granted the right to sublicense to any affiliate or third party at any time at its sole discretion, subject to the applicable terms of the License Agreement. In the event the Company sublicenses its rights under the Novartis Agreement, the Company remains responsible for paying Novartis amounts owed under the contract with respect to milestones and royalty payments.

Novartis retained the rights to use the licensed patent rights for pre-clinical research and other non-commercial purposes.

As consideration for the license granted under the Novartis Agreement, the Company made an upfront cash payment of $7.75 million upon execution of the agreement. In August 2023, the Company paid Novartis $2.25 million upon successful re-testing and release of expired clinical materials that were transferred to the Company from Novartis. In addition to the cash consideration for the license, the Company agreed to issue equity to Novartis equal to 10% of the Company’s outstanding capital stock upon the closing of an equity transaction resulting in at least $10.0 million of gross proceeds that included one or more third party investors. The number of shares to be issued is calculated on a fully-diluted basis after giving effect to such issuance of preferred stock for up to $50.0 million of equity financing. If a change in control event occurred prior to the consummation of the financing transaction, then in connection with such change in control event, the Company is required to make a cash payment to Novartis equal to 10% of the aggregate consideration received by the Company as a result of the change in control event.

In May and June 2024, immediately prior to the Initial Series B Closing, the Company issued an aggregate of 7,515,104 shares of Series A Convertible Preferred Stock with a fair value of $6.5 million. A change in control event did not occur prior to the consummation of financing transaction. Therefore, as of December 31, 2024, the Company had no obligation to make further cash payment to Novartis until successful commercialization.

In addition to cash payment and equity issuance, the Company will be required to make royalty payments to Novartis for each product covered by licensed patent rights upon achievement of commercial milestone events in the single digit to low double-digit percentages royalties on net sales of products. Subject to the terms of the License Agreement, the Company may reduce the royalty payments to Novartis by up to 50% if the Company determines it’s necessary to obtain a license to one or more patents owned or controlled by a third party that cover the manufacturer, use or sale of a license product.

The Company determined that the purchase of the license under the Novartis Agreement represented an asset acquisition as it did not meet the definition of a business. As the acquired license represented IPR&D assets with no alternative future use, the Company recorded the cash payment of $10 million as research and development expense as the payments were made in fiscal years ended 2022 and 2023.

The Company determined the issuance of 10% of its equity to Novartis, and the change in control event that would require the Company to make a cash payment of 10% of such transaction proceeds to Novartis was contingent consideration which was assessed as a derivative liability and measured at fair value initially and remeasured at each reporting date under ASC 815 until the derivative liability was settled in 2024. For the year ended December 31, 2024, the Company recognized $6.5 million for the change in the fair value of the derivative liability in its combined statement of operations.

Alloy Therapeutics Research Agreement

In June 2023, the Company entered into a Master Research Agreement (the “Alloy Agreement”), with Alloy Therapeutics, Inc. to use Alloy’s research and technology platform for certain research and development efforts for the Company’s preclinical research programs. Pursuant to the Alloy Agreement, Alloy granted to the Company a non-exclusive worldwide, sub-licensable, royalty-bearing license under certain intellectual property rights for the purposes of research, development and commercialization of products developed from research results generated from research plans, and upon payment of certain fees, additional targets as agreed by Alloy and the Company.

The Company is obligated to pay Alloy non-refundable partnered therapeutics fees of $0.1 million annually until first commercial sale of a product developed from research results generated from research plans, provided that the partnered therapeutics efforts have not been abandoned. In the event that the Company sublicenses its right to a partnered therapeutic to a third party sublicensee, the Company is obligated to pay Alloy $0.1 million for each partner therapeutic that is sublicensed.

As of December 31, 2025, an aggregate of $0.5 million development milestone payments have been made and $18.5 million of commercial milestone payments are potentially payable to Alloy upon achievement of additional milestones. For the year ended December 31, 2025, the Company recognized $0.5 million related to these milestone payments in research and development expenses on the combined statements of operations. No milestone payment was made for the year ended December 31, 2024.

13.	Related Party

Third Rock Ventures

The Company issued an aggregate of $45.0 million convertible notes to TRV, a significant investor and related party of the Company from inception to Series B Convertible Preferred Stock financing (Note 8). In July 2023, the Company entered into a service agreement with TRV, (the “TRV service agreement”), under which TRV provides consulting services to the Company. For the years ended December 31, 2025 and 2024, the Company recorded an immaterial expense in the Company’s combined statements of operations related to this agreement.

14.	Income Taxes

For financial reporting purposes, loss before income taxes includes the following components (in thousands):

	Year Ended December 31,
	2025	2024
Loss before income taxes:
United States	$(61,292)	$(40,298)
Foreign	(1,330)	(3,628)
Total	$(62,622)	$(43,926)

For the years ended December 31, 2025 and 2024, the Company had no income tax expense due to operating losses incurred.

A reconciliation of the Company’s effective tax rate to the statutory U.S. federal rate is as follows:

	Year Ended December 31,
	2025	2024
Deferred tax assets:
U.S. federal taxes at statutory rate	21.0%	21.0%
State tax, net of federal benefit	1.6%	1.3%
Change in valuation allowance	(24.3)%	(16.1)%
Impact of foreign operations	(0.2)%	(1.6)%
Fair market value of derivative	—	(4.9)%
Federal research and development	2.3%	—
Other	(0.3)%	0.3%
Total effective income tax rate	—	—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

	Year Ended December 31,
	2025	2024
Deferred tax assets:
Net operating losses	$10,928	$2,736
Capitalized research and development	8,594	8,286
Research credits	3,413	969
Intangible assets	5,245	1,766
Lease liability	551	—
Other	1,185	489
Total deferred tax assets	29,916	14,246
Valuation allowance	(29,407)	(14,246)
Total deferred tax assets, net of valuation allowance	509	—
Deferred tax liabilities:
Right of use asset	(509)	—
Total deferred tax liabilities	(509)	—
Net deferred tax assets	$—	$—

Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, including the Company’s history of operating losses and concluded, based on its history of operating losses and uncertainty about the Company’s ability to generate sufficient taxable income, in accordance with the applicable accounting standards, that it is more likely than not that the Company will not realize the benefit of its deferred tax assets. Therefore, the Company has recorded a full valuation allowance against its deferred tax assets as of December 31, 2025. During the years ended December 31, 2025 and 2024, the valuation allowance increased by $15.2 million and $7.1 million, respectively.

As of December 31, 2025, the Company had federal, Californian and Australian net operating loss carryforwards of approximately $51.6 million, $19.6 million and $0.3 million, respectively. The federal net operating losses do not expire. The state net operating losses will begin to expire in 2041. Internal Revenue Code Section 382 and similar state rules place a limitation on the amount of taxable income which can be offset by net operating loss carryforwards after a change in ownership (generally greater than 50% change in ownership). We cannot give any assurances that it will not undergo an ownership change in the future resulting in further limitations on utilization of net operating losses.

As of December 31, 2025, the Company had federal and California R&D credit carryforwards of $3.0 million and $3.0 million, respectively. Federal R&D credit carryforwards will begin expiring in 2041. California R&D credit carryforwards can be carried forward indefinitely.

For the years ended December 31, 2025 and 2024, the reconciliation of total amounts of unrecognized tax benefits was as follows (in thousands):

	Year Ended December 31,
	2025	2024
Beginning balance	$2,720	$—
Gross increases - tax positions in prior period	—	2,077
Gross increases - tax positions in current period	1,164	643
Settlement	—	—
Lapse of statute of limitations	—	—
Ending balance	$3,884	$2,720

The unrecognized tax benefits for uncertain tax positions were offset against the deferred tax assets and would not affect the income tax rate if recognized due to the Company being in a valuation allowance position. The Company does not believe that it is reasonably possible that its unrecognized tax benefit will reverse in the next twelve months.

When changes occur in the stock ownership of a company, the use of net operating losses and tax credit carryforwards may be limited pursuant to Internal Revenue Code Section 382 and similar state provisions. Such limitations could result in the expiration of the net operating carryforwards before their utilization. At this time, the Company has not performed an analysis to determine if such limitations apply, but will continue to evaluate and assess the potential impact of annual limitations. As any limitation imposed by Section 382 to a tax attribute would result in a corresponding offsetting change in valuation allowance for U.S. federal and state purposes, no impact to the effective tax rate would be required.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying combined statement of operations. Accrued interest and penalties are included on the related tax liability line in the combined balance sheet. The Company did not accrue penalties or interest during the years ended December 31, 2025 and 2024.

The Company is subject to taxation in the United States, various states and Australia and has filed income tax returns in jurisdictions with varying statutes of limitations. As of December 31, 2025, the Company is not under examination by any taxing authority, however all of the Company’s income tax returns remain open to examination.

15.	Defined Contribution Plan

The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis. For the years ended December 31, 2025 and 2024, the Company did not make any contributions to the plan on behalf of our employees.

16.	Subsequent Events

The Company has evaluated all events occurring through November 12, 2026, the date on which the financial statements were available for issuance, and has identified each of the following subsequent events requiring disclosure.

Issuance of Performance and Market-Based Stock Options

Marea

On April 1, 2026, the Board of Directors of Marea approved the grant of 3,893,663 performance and market-based stock options with exercise price of $0.63 per share to executive officers under the Marea 2024 Stock Option Plan in two tranches. The contractual term of the options is 10 years.

The vesting of the first tranche will occur upon the occurrence of any of the following:

a. 100% will immediately vest upon a Valuation Determination Event in which the value per share of the Marea is greater than $3.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. In the event that M2 and Marea are combined in a tax-free reorganization prior to the occurrence of a Valuation Determination Event, the applicable target price will be adjusted to equal an equity valuation imputed by 150% of the target price in effect immediately prior to such reorganization, divided by the total fully diluted shares of both entities as of the Grant Date (resulting in a combined target price of $4.50), prior to any adjustment for a stock split or recapitalization

b. The first trading day on which Marea reaching closing stock price of $3.00 per share price for 40 consecutive trading days, subject to continued service through the vesting date.

The vesting of the second tranche will occur upon the occurrence of any of the following:

a. 100% will immediately vest upon a Valuation Determination Event in which the value per share of the Marea is great than $5.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. In the event that M2 and Marea are combined in a tax-free reorganization prior to the occurrence of a Valuation Determination Event, the applicable target price will be adjusted to equal an equity valuation imputed by 150% of the target price in effect immediately prior to such reorganization, divided by the total fully diluted shares of both entities as of the Grant Date (resulting in a combined target price of $7.50, prior to any adjustment for a stock split or recapitalization

b. The first trading day on which Marea reaching closing stock price of $5.00 per share price for 40 consecutive trading days, subject to continued service through the vesting date.

If the performance and market conditions are not met by the expiration date of the options, or April 1, 2036, all options will be forfeited. Because the options feature a market condition, they are classified as path-dependent options under ASC 718. Marea estimated the grant-date fair value using a Monte-Carlo simulation model rather than Black-Scholes framework.

M2

On April 1, 2026, the Board of Directors M2 approved the grant of 3,893,663 performance and market-based stock options with exercise price of $0.04 per share to executive officers under the M2 Therapeutics’s 2025 Stock Option Plan in two tranches. The vesting terms of M2’s performance and market-based stock options are the same as Marea’s performance and market-based stock options. M2’s performance and market-based stock options are also fair valued using a Monte-Carlo simulation model.

Reorganization with M2 Therapeutics, Inc.

On September 11, 2026, Marea and M2 entered into a reorganization agreement pursuant to which Marea and M2 merged together and all of M2’s issued and outstanding capital and stock options were converted into the right to receive or purchase shares of Marea capital stock at an exchange ratio of 0.0830595 for an aggregate of 12,422,878 shares of convertible preferred stock of Marea, 3,580,089 shares of common stock of Marea, and 601,405 shares of stock options of Marea. M2 became a wholly-owned subsidiary of Marea upon the closing of the reorganization.

Simple Agreement for Future Equity (“SAFE Agreement”)

On August 17, 2026, the Company entered into a SAFE with existing investors for an investment up to $65.0 million, pursuant to which the Company received $65.0 million as of September 7, 2026. Proceeds from the SAFE were converted into 44,827,584 shares of common stock of the Company at $1.45 per share prior to the merger with Lisata.

Agreement and Plan of Merger

On September 17, 2026, Lisata acquired the Company, in accordance with the terms of the Agreement and Plan of Merger, dated September 17, 2026 (the “Merger Agreement”), by and among Lisata, Mariner Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Lisata (“First Merger Sub”), Mariner Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Lisata (“Second Merger Sub”), and the Company. Pursuant to the Merger Agreement, First Merger Sub merged with and into the Company, pursuant to which the Company was the surviving corporation and became a wholly owned subsidiary of Lisata (the “First Merger”). Immediately following the First Merger, the Company merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (together with the First Merger, the “Merger”).

Concurrent with the Merger, Lisata entered into a definitive purchase agreement for the sale of Lisata Series C non-voting convertible preferred stock (“Lisata Series C Preferred Stock”) in a private placement financing (“PIPE”), which resulted in gross proceeds to Lisata of approximately $225 million before deducting placement agent and other offering expenses.

Under the terms of the Merger Agreement, upon the closing of the Merger (the “Closing”), Lisata issued to the stockholders of the Company (i) 1,793,129.0 shares of the common stock of Lisata, par value $0.001 per share (the “Lisata Common Stock”), and (ii) 211,365.213 shares of Lisata Series C Preferred Stock, par value $0.01 per share, each share of which is convertible into 1,000 shares of Lisata Common Stock, subject to approval by the stockholders of Lisata of the Conversion Proposal (as defined below).

Shares of Lisata Common Stock held by holders thereof immediately prior to the First Effective Time (as defined in the Merger Agreement) remain outstanding and were unaffected by the Merger. Immediately following the consummation of the Merger but prior to giving effect to the PIPE, assuming the conversion of shares of Lisata Series C Preferred Stock issued pursuant to the Merger Agreement into shares of Lisata Common Stock (without giving effect to any beneficial ownership limitations), pre-transaction equity holders of Lisata held approximately 3.87% of the issued and outstanding shares of Lisata Common Stock and former equity holders of the Company held approximately 96.13% of the issued and outstanding shares of Lisata Common Stock, in each case, calculated on a fully-diluted basis and based on the implied equity values of Lisata and the Company.

Assuming the conversion of the PIPE shares and Lisata Series C Preferred Stock shares into shares of Lisata Common Stock (in each case, without giving effect to any beneficial ownership limitations), pre-transaction stockholders of Lisata hold approximately 2.39% of the issued and outstanding shares of Lisata Common Stock, former equity holders of the Company hold approximately 59.54% of the issued and outstanding shares of Lisata Common Stock and the PIPE Investors hold approximately 38.07% of the issued and outstanding shares of Lisata Common Stock, in each case, calculated on a fully-diluted basis and based on the implied equity values of Lisata and the Company.

Pursuant to the terms of the Merger Agreement, each option to purchase the Company’s common stock was assumed by Lisata and converted into an option to purchase Lisata Series C Preferred Stock (each, a “Parent Assumed Option”), which options are subject to exercise restrictions prior to obtaining the approval of the Parent Stockholder Matters. Pursuant to the Merger Agreement and the Purchase Agreement, Lisata has agreed to hold a stockholders’ meeting (the “Stockholders’ Meeting”) to approve the conversion of the Lisata Series C Preferred Stock into Lisata Common Stock after the issuance of the combined financial statements for the year ended December 31, 2025.